As filed with the Securities and Exchange Commission on May __, 2013.

                                                  Registration No. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                          SYNERGY RESOURCES CORPORATION
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                              --------------------
         (State or other jurisdiction of incorporation or organization)

                                                    20203 Highway 60
                                                Platteville, CO 80651
        20-2835920                                  (970) 737-1073
 ------------------------                    -----------------------------
IRS Employer I.D. telephone                (Address, including zip code, and
number)                                     including area code of principal
                                                   executive offices)

                              William E. Scaff, Jr.
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073
                  -------------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                Hart & Hart, LLC
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after this Registration Statement
           becomes effective as determined by the selling shareholders

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

 Large accelerated filer  [ ]                  Accelerated filer   [X]

 Non-accelerated filer    [ ]                  Smaller reporting company  [ ]
(Do not check if a smaller reporting company)


                         CALCULATION OF REGISTRATION FEE

Title of each                     Proposed       Proposed
 Class of                         Maximum        Maximum
Securities       Securities       Offering      Aggregate       Amount of
  to be            to be         Price Per       Offering      Registration
 Registered      Registered      Share (1)        Price          Fee
----------       ----------     ------------   -------------   ----------

Common stock (2) 11,446,860        $6.65        $76,121,619     $10,383

Total
------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the NYSE MKT on April 30, 2013.

(2)  Shares of common stock offered by selling shareholders.

                                 ---------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
                          SYNERGY RESOURCES CORPORATION

                                  Common Stock

     By means of this prospectus a number of persons are offering to sell up to 11,345,998 shares of our common stock which may be issued upon the exercise of our Series C and D warrants, the exercise of options held by two of our officers and directors, and the exercise of warrants issued to an investor relations consultant. In addition, by means of this prospectus, a number of persons are offering to sell up to 100,862 shares of our common stock which they received upon the exercise of our Series C and D warrants. The shares owned by selling shareholders may be sold through the NYSE MKT, any other trading facility on which the shares are traded, or otherwise, at prices related to the then current market price, or in negotiated transactions.

     We will not receive any proceeds from the sale of the common stock by the selling shareholders. We will, however, receive proceeds from the exercise of the warrants or options. Each warrant, when exercised, will entitle the holder to receive a certain number of shares at an initial exercise price ranging from $1.00 to $6.00 per share. Therefore, if all of the warrants and options described in the "Selling Shareholders" section of this prospectus are exercised, we will issue 11,345,998 shares of our common stock and we will receive proceeds of approximately $56,476,000. We will pay for the expenses of the registration of the resale of shares, which are estimated to be $55,000.

     Our common stock is traded on the NSYE MKT under the symbol "SYRG". On April 30, 2013 the closing price for our common stock was $6.79.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE  INVESTORS,   SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE  7  OF  THIS
PROSPECTUS.





                  The date of this prospectus is May ___, 2013.

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

     Synergy Resources Corporation ("we," "our," "us" or "the Company") is a growth-oriented independent oil and gas company engaged in the acquisition, development, and production of crude oil and natural gas in and around the Denver-Julesburg Basin ("D-J Basin") of Colorado. All of our producing wells are in the Wattenberg Field, which has a history as one of the most prolific production areas in the country. We hold developed and undeveloped acreage in the Wattenberg Field, and hold significant undeveloped acreage positions east of the Wattenberg Field. Our holdings extend into eastern Colorado and western Nebraska. Although we have not yet commenced exploration and development activities in the eastern areas, we may do so in the future.

     Since commencing active operations in September 2008, we have undergone significant growth. As disclosed in the following table, as of February 28, 2013, we have drilled, acquired, or participated in 284 gross oil and gas wells and have successfully completed 278 wells that went into production. There were six wells at various stages of the drilling and completion process. We have not drilled any non-productive wells.

     As of February 28, 2013 our estimated proved reserves exceeded 7 million Bbls of oil and 44 Bcf of gas. We currently hold approximately 259,000 gross acres and 218,000 net acres under lease.

Strategy

     Our strategy for continued growth includes additional drilling activities, acquisition of existing wells, and recompletion of wells to more rapidly access and/or extend reserves through improved hydraulic stimulation techniques. We attempt to maximize our return on assets by drilling and operating wells in which we have a majority net revenue interest. We attempt to limit our risk by drilling in proven areas.

     All wells drilled prior to 2012 were relatively low-risk vertical wells (including wells that are considered directional wells). Over the last twelve months we participated with other operators in six horizontal wells that reached productive status. We have agreed to participate in seven horizontal wells that have either commenced drilling operations or expect drilling activity during 2013, and are evaluating prospects for 27 wells that have been proposed. Initial results from the wells have been encouraging.

     Historically, we were a company that drilled vertical wells. Newer technology allows exploitation of hydrocarbon deposits using horizontal wells. The new technology is evolving rapidly and shows great promise. We plan to transition our primary emphasis from vertical drilling to horizontal drilling during the remainder of the fiscal year. Our capital expenditure budget for 2013 anticipated participation in ten horizontal wells operated by others. That budget may be increased. Furthermore, we plan to drill and operate four horizontal wells for our own account during the current fiscal year. We expect to spud the first horizontal well for our own account during the spring.

     During our start-up years, our cash flow from operations was not sufficient to fund our growth plans and we relied on proceeds from the sale of debt and equity securities. Our cash flow from operations is increasing, and we plan to finance an increasing percentage of our growth with internally generated funds. Ultimately, implementation of our growth plans will be dependent upon the success of our operations and the amount of financing we are able to obtain.

Significant Developments

     As an operator, we continued our active vertical well drilling program from September 1, 2012 through February 28, 2013. During that time, we drilled 27 new wells and brought all of them into productive status. In addition, the ten wells that were in progress at August 31, 2012 reached productive status. We have substantially completed our plans for drilling vertical wells during the 2013 fiscal year, and plan to focus our efforts on horizontal wells during the remaining six months of the fiscal year. With regard to activity on wells in which we participate as a non-operating interest owner, nine wells were drilled (including two horizontal wells) and fourteen wells reached productive status (including three horizontal wells). Six non-operated wells were in various stages of drilling or completion at February 28, 2013, and two additional horizontal wells were spud in March.

     On December 5, 2012, we completed an acquisition of assets from Orr Energy LLC. The assets included 36 producing oil and gas wells along with a number of undeveloped leases. We assumed operational responsibility on 35 of the producing wells. Purchase consideration included cash of $30 million and 3,128,422 shares of our restricted common stock. Our preliminary evaluation of the assets indicates that the fair value of the acquisition will approximate $42 million. Revenues and expenses from the Orr properties were consolidated with our operations commencing on December 5, 2012, and contributed approximately $745,000 to operating income during the quarter.

     In November 2012, we modified our borrowing arrangement with Community Banks of Colorado, successor in interest to Bank of Choice, to increase the maximum allowable borrowings. The new revolving line of credit increases the maximum lending commitment to $150 million, subject to a borrowing base calculation.

     The arrangement contains covenants that, among other things, restrict the payment of dividends and require compliance with certain financial ratios. The borrowing arrangement is collateralized by certain of our assets, including producing properties. Maximum borrowings are subject to reduction based upon a borrowing base calculation, which will be re-determined semi-annually using updated reserve reports. As of February 28, 2013, the borrowing base calculation limited maximum borrowings to $47 million. In December, we utilized a portion of the financing available through this arrangement to fund the acquisition of Orr assets. We expect to use the remaining proceeds to fund our drilling and development expenditures and to provide working capital.

     Interest accrues at a variable rate, which will equal or exceed the minimum rate of 2.5%. The interest rate pricing grid contains a graduated escalation in applicable margin for increased utilization. At our option, interest rates will be referenced to the Prime Rate plus a margin of 0% to 1%, or the London InterBank Offered Rate plus a margin of 2.5% to 3.25%. The maturity date for the arrangement is November 28, 2016.

     We commenced our commodity hedging program beginning January 1, 2013. As of February 28, 2013, we had hedged approximately 118,000 barrels of oil over the remainder of calendar 2013 and all of calendar 2014. We used both commodity swaps and collars. Our hedge positions generated a loss of $154,000 during the quarter, consisting of realized losses of $20,000 and net unrealized losses of $134,000. Our commodity hedge positions are revalued at fair value for each reporting period, and can have a significant impact on reported results of operations.

     On March 1, 2013, we entered into an Agreement with Vecta Oil and Gas, Ltd., relating to oil and gas properties located in the Denver-Julesberg Basin, Colorado. The Agreement closed on March 13, 2013. At the closing, we paid Vecta a leasehold reimbursement fee consisting of a cash payment of $2,928,502 and the issuance to Vecta of 100,000 shares of our restricted common stock having a value, for purposes of the Agreement, of approximately $660,000. Pursuant to the terms of the Agreement:

     o Greenhorn Project Area Leasehold (91,837 gross and 43,757 net acres) - we and Vecta exchanged 6,977 net acres in oil and gas leases located in Morgan and Weld Counties, Colorado, and we acquired an additional 4,580 net acres from Vecta in oil and gas leases located in Morgan and Weld Counties, Colorado. Following this exchange and acquisition, we owned an undivided 35% working interest and Vecta owned an undivided 65% working interest in 43,757 net acres.

     o    Wattenberg  Extension Area Leasehold (2,758 gross and 2,023 net acres)
          - Vecta conveyed to us 65% of its working interest in oil and gas leases covering 2,023 net acres in Weld County, Colorado.

     o State of Colorado Leasehold (960 gross and 960 net acres) - Vecta conveyed to us 30% of its working interest in oil and gas leases from the Colorado Board of Land Commissioners covering 960 net acres in Weld County, Colorado. Following this exchange and acquisition, we owned an undivided 65% working interest and Vecta owned an undivided 35% working interest in the leasehold acreage.

     o Supplemental Greenhorn Project Area Leasehold (9,838 gross and 1,904 net acres) - Vecta conveyed to us 35% of its working interest in oil and gas leases covering 1,904 net acres in Morgan and Weld Counties, Colorado.

     In total, the Agreement covers 101,675 gross (45,661 net) acres in which we hold a 35% working interest and approximately 3,718 gross (2,983 net) acres in which we hold a 65% working interest. Subject to certain exceptions, the oil and gas leases subject to the Agreement were delivered with an 80% net revenue interest, and we reserved an overriding royalty interest, subject to proportionate reductions, equal to 20%, less existing landowners' and overriding royalties. However, no overriding royalty interest was reserved with respect to any state or federal oil and leases or any of the oil and gas leases comprising the Supplemental Greenhorn Project Area.

     The Agreement also establishes an area of mutual interest covering designated areas in Morgan and Weld Counties, Colorado.

     We will work with Vecta to:

     o acquire new proprietary seismic data across a portion of the oil and gas leases that are the subject of the Agreement;

     o drill a horizontal well on one of the leases to evaluate either the Greenhorn Shale or Niobrara Shale; and

     o conduct other exploration projects in the area covered by the leases as may be mutually agreed upon. The Agreement contemplates the drilling of an initial well to test the Greenhorn formation on or before October 31, 2013.

     We will be the operator for all wells to be drilled on the leases.

     Our website is: www.syrginfo.com. Information on our website is not a part of this prospectus.

     Our offices are located at 20203 Highway 60, Platteville, CO 80651. Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.

The Offering

     Between December 2009 and March 2010, we sold 180 Units at a price of $100,000 per Unit to private investors. Each Unit consisted of one $100,000 note and 50,000 Series C warrants, for a total of 9,000,000 shares of common stock issuable upon exercise of the Series C warrants. The notes were convertible into shares of our common stock at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2014. All notes have been converted into 11,250,000 shares of our common stock. Following the sale of the units, a number of warrant holders exercised their warrants. As of May 1, 2013, 8,970,000 shares were issuable upon the exercise of the remaining Series C warrants.

     We paid the placement agent for the Unit offering a commission of 8% of the amount raised in the offering. We also sold to the placement agent, for a nominal price, 1,125,000 Series D warrants. Each Series D warrant allows the holder to purchase one share of our common stock at a price of $1.60 per share. The Series D warrants expire on December 31, 2014. Following the sale of the Units, a number of warrant holders exercised their warrants. As of May 1, 2013, 325,998 shares were issuable upon the exercise of the remaining Series D warrants.

     In June 2008 we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $1.00 per share. The options expire on June 11, 2016 and are held by entities controlled by Ed Holloway and William E. Scaff, Jr., two of our officers and directors.
<

     In July 2012 we issued a warrant to the Liolios Group, an investor relations consultant. The warrant entitles the holder to purchase 25,000 shares of our common stock at any time prior to September 30, 2015 and 25,000 shares of our common stock at any time prior to December 31, 2015. The warrant may be exercised at a price of $2.69 per share.

     By means of this prospectus a number of persons are offering to sell up to 11,345,998 shares of our common stock which may be issued upon the exercise of our Series C and D warrants, the exercise of options held by two of our officers and directors, and the exercise of the warrant issued to the Liolios Group. In addition, by means of this prospectus a number of persons are offering to sell up to 100,862 shares of our common stock which they received upon the exercise of our Series C and D warrants. The shares owned by selling shareholders may be sold through the NYSE MKT, any other trading facility on which the shares are traded, or otherwise, at prices related to the then current market price, or in negotiated transactions.

     As of April 30, 2013, we had 55,226,616 outstanding shares of common stock. The number of our outstanding shares does not include shares issuable upon the exercise of outstanding warrants or the exercise of options granted to our officers, directors and employees.

Risk Factors

     The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our short operating history, losses since we were incorporated, and the possible need for us to sell shares of our common stock to raise capital. See "Risk Factors" section of this prospectus below for additional Risk Factors.

Use of Proceeds

     We will not receive any proceeds from the sale of the common stock by the selling shareholders. We will, however, receive proceeds from the exercise of the warrants or options. Each warrant or option, when exercised, will entitle the holder to receive a certain number of shares at an initial exercise price ranging from $1.00 to $6.00 per share. Therefore, if all of the warrants and options described in the "Selling Shareholders" section of this prospectus are exercised, we will issue 11,345,998 shares of our common stock and we will receive proceeds of approximately $56,476,000. However, none of the warrants or options may be exercised and there is no guarantee that we will receive any or all of these proceeds. If any of the warrants or options are exercised, we will use the proceeds for capital expenditures, working capital, repayment of indebtedness, or general corporate purposes.

     We will pay for the expenses of the registration of the resale of shares, which are estimated to be $55,000.

Forward-Looking Statements

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes", "expects", "anticipates", "intends", plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement.

     The identification in this prospectus of factors that may affect our future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

     Factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

     o    The success of our exploration and development efforts;

     o    The price of oil and gas;

     o    The worldwide economic situation;

     o    Any change in interest rates or inflation;

     o    The   willingness   and  ability  of  third  parties  to  honor  their
          contractual commitments;

     o Our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital;

     o Our capital expenditures, as they may be affected by delays or cost overruns;

     o    Our costs of production;

     o Environmental and other regulations, as the same presently exist or may later be amended;

     o    Our   ability  to   identify,   finance  and   integrate   any  future
          acquisitions; and

     o    The volatility of our stock price.

                                  RISK FACTORS

     Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.

     These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.

     In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our operations.

     From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

     Our activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

Oil and gas exploration is not an exact science, and involves a high degree of risk.

     The primary risk lies in the drilling of dry holes or drilling and completing wells, which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

     Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

     Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce oil or gas in quantities sufficient to repay our investment in the well.

     The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors not under our control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by various governmental authorities.

Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply.

     If we drill wells that are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Lack of take-away capacity in the Wattenberg Field could restrict our ability to sell crude oil and natural gas.

     During 2012, crude oil and natural gas production increased significantly in and around the Wattenberg Field and has strained the capacity of the midstream operators to collect and process the hydrocarbons. While midstream operators are increasing their capacity to gather and process natural gas and crude oil, it is unknown whether the increased capacity will be sufficient. A lack of capacity on the part of midstream operators could constrain our ability to sell crude oil and natural gas and have a negative effect on our results of operation.

Interests that we may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.

     We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions, which could result in substantial losses or liabilities to third parties.

     Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Opposition to Hydraulic Fracturing may increase the cost and time to complete our wells

     Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development. While companies have been using the technique for decades, as drilling expands to more populated areas, environmentalists raise concern about the effects on the population's health and drinking water.

     In April of 2012, the Obama administration proposed the first national standards to control air pollution from gas wells stimulated by hydraulic fracturing. The EPA published claims that the new regulations would ensure pollution is controlled without slowing natural gas production, actually resulting in more product for fuel suppliers to bring to market. The proposal would restrict the venting of gases during the well completion phase, and require the implementation of a new technology to reduce emissions of pollutants during completion of wells. Implementation of the pollution-reducing equipment for so-called "green completions" is required by January 2015.

     Locally, some counties and municipalities are attempting to impose more stringent regulations than those required by the Colorado Oil and Gas Conservation Commission. Litigation has been initiated to determine the legality of these attempts. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or local levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

Our transactions with related parties may cause conflicts of interests that may adversely affect us.

     Ed Holloway and William E. Scaff, Jr., both of whom are officers, directors and principal shareholders, control two entities, Petroleum Exploration & Management, LLC ("PEM") and HS Land & Cattle, LLC ("HSLC"), with whom we do business. We presently lease the Platteville office space and equipment storage yard from HSLC at a rate of $10,000 per month. During 2011, we purchased all of the operating oil and gas assets owned by PEM.

     We believe that the transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

Our  failure  to  obtain  capital  may   significantly   restrict  our  proposed
operations.

     We need additional capital to fund our capital expenditure plans. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing shareholders and could be at prices substantially below the price investors paid for their shares of our common stock. Our failure to obtain the capital required will result in the slower implementation of our business plan. There can be no assurance that we will be able to obtain the necessary capital.

     We will need to consistently generate positive cash flow or obtain additional financing until we are able to consistently yield sufficient cash essential for the growth of our operations in executing our strategic business plan.

     As a result of our short operating history, it is difficult for potential investors to evaluate our business.

Although our common stock has been listed on the NYSE MKT since July 27, 2011, the trading in our stock has, at times, been limited and sporadic.

     Additionally, the trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. Factors that could negatively affect our share price include, but are not limited to:

     o actual or anticipated fluctuations in our quarterly results of operations;

     o    liquidity;

     o    sales of common stock by our shareholders;

     o    changes in oil and natural gas prices;

     o publication of research reports about us or the oil and natural gas exploration and production industry generally;

     o increases in market interest rates which may increase our cost of capital;

     o    changes  in  applicable  laws  or   regulations,   court  rulings  and
          enforcement and legal actions;

     o    changes in market valuations of similar companies;

     o    adverse market reaction to any indebtedness we incur in the future;

     o    additions or departures of key management personnel;

     o    actions by our shareholders;

     o    commencement of or involvement in litigation;

     o    news  reports   relating  to  trends,   concerns,   technological   or
          competitive developments, regulatory changes and other related issues in our industry;

     o speculation in the press or investment community regarding our business;

     o    general market and economic conditions; and

     o domestic and international economic, legal and regulatory factors unrelated to our performance.

     Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock. We have outstanding options and warrants which could potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the current owners of our outstanding shares by adding a substantial number of additional shares of common stock.

The credit risk of financial institutions could adversely affect us.

     We have entered into transactions with counterparties in the financial services industry, including commercial banks, insurance companies, and their affiliates. These transactions expose us to credit risk in the event of default of our counterparty, principally with respect to hedging agreements but also insurance contracts and bank lending commitments. Deterioration in the credit markets may impact the credit ratings of our current and potential counterparties and affect their ability to fulfill their existing obligations to us and their willingness to enter into future transactions with us.

Our use of hedging transactions could reduce our cash flow and/or result in reported losses.

     We periodically enter into hedging agreements for a portion of our anticipated oil production. Our commodity hedging agreements are limited in duration, usually for periods of two years or less. Should commodity prices increase after we have entered into a hedging transaction, our cash flows will be lower than they would have been had the hedge not been in place.

     For financial reporting purposes, we do not use hedge accounting, thus we are required to record changes in the fair value of our hedging instruments through our earnings rather than through other comprehensive income had we elected to use hedge accounting. As a consequence, we may report material unrealized losses or gains on our hedging agreements prior to their expiry. The amount of the actual realized losses or gains will differ and will be based on the actual prices of the commodities on the settlement dates as compared to the hedged prices contained in the hedging agreements. As a result, our periodic financial results will be subject to fluctuations related to our derivative instruments.

We are dependent upon the contributions of our senior management team and other key employees for our success.

      If one or more of these executives, or other key employees, were to cease to be employed by us, our progress could be adversely affected. In particular, we may have to incur costs to replace senior executive officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the resale of the shares of common stock pursuant to this prospectus. We will, however, receive proceeds from the exercise of the warrants. Each warrant, when exercised, will entitle the holder to receive a certain number of shares at an initial exercise price ranging from $1.00 per share to $6.00 per share. Therefore, if all of the outstanding warrants offered hereby are exercised, we will issue 11,345,998 shares of our common stock and we will receive proceeds of approximately $56,476,000. However, none of the warrants or options may be exercised and there is no guarantee that we will receive any or all of these proceeds. If any of the warrants or options are exercised, we will use the proceeds for capital expenditures, working capital, repayment of indebtedness, or general corporate purposes.

                              SELLING SHAREHOLDERS

     The persons listed in the following tables plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the "selling shareholders". The selling shareholders acquired their shares in the transactions described below. We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

Securities Issuable Upon Exercise of Options.

     In 2008 we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $1.00. The options expire on June 11, 2016. The persons listed in the following table are offering the shares issuable upon the exercise of the options, shown opposite their respective names, by means of this prospectus.

                              Shares
                              Issuable
                                Upon      Shares to        Share      Percentage
 Selling           Shares     Exercise    be sold in     Ownership        After
Shareholder        Owned     of Options this Offering  After Offering  Offering
------------      --------   ----------  -----------   --------------  ---------

Each of Nine, LLC 1,470,000   1,000,000    1,000,000      1,470,000        2.7%
My Way LLC        1,520,000   1,000,000    1,000,000      1,520,000        2.7%

     The controlling persons of these selling shareholders are:

           Name of Shareholder                Controlling Person

           Each of Nine, LLC                  Ed Holloway
           My Way LLC                         William E. Scaff, Jr.

Series C and Series D warrants

     Between December 2009 and March 2010, we sold 180 Units to a group of private investors. The Units were sold at a price of $100,000 per Unit. Each Unit consisted of one Promissory Note in the principal amount of $100,000 and 50,000 Series C warrants. At any time after May 31, 2010, the Notes could be converted into shares of our common stock, initially at a conversion price of $1.60 per share. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time on or before December 31, 2014, for a total of 9,000,000 shares of common stock issuable upon exercise of the Series C warrants. All Notes were subsequently converted into shares of our common stock. Following the sale of the Units, a number of warrant holders exercised their warrants. As of May 1, 2013, 8,970,000 shares were issuable upon the exercise of the remaining Series C warrants.

     In connection with this private offering we paid Bathgate Capital Partners (now named GVC Capital), the placement agent for the offering, a commission of $977,100 plus a non-accountable expense allowance of $360,000. We also issued to the placement agent 1,125,000 Series D warrants. Each Series D warrant entitles the holder to purchase one share of our common stock at a price of $1.60 per share at any time on or before December 31, 2014. Following the sale of the Units, a number of warrant holders exercised their warrants. As of May 1, 2013, a total of 325,998 shares were issuable upon the exercise of the remaining Series D warrants.

     The persons listed in the following table plan to offer the shares issuable upon the exercise of the Series C warrants, shown opposite their respective names, by means of this prospectus.

                                Shares Issuable                   Share      Percentage
                                 Upon Exercise    Shares to     Ownership    Ownership
 Name of Selling         Shares    of Series     be sold in        After        After
 Shareholder (1)         Owned    C Warrants    this Offering   Offering (2)  Offering
----------------         -----  --------------  -------------  ------------   ---------

Accredited Members, Inc.     --       12,500       12,500            --           --
Stephen F. Albert        15,960       12,500       12,500        15,960            *
James D. Allard              --       50,000       50,000            --           --
Anchor Ventures, LLC         --       75,000       75,000            --           --

                                      Shares Issuable                  Share      Percentage
                                       Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling              Shares    of Series     be sold in       After        After
 Shareholder (1)              Owned    C Warrants    this Offering  Offering (2)   Offering
----------------              -----  -------------  -------------  ------------   ---------

Jason Anderson                    --       25,000       25,000            --           --
John David Anderson               --       25,000       25,000            --           --
Robert Anderson                   --       25,000       25,000            --           --
Les D. Armstrong              31,825       25,000       25,000        31,825            *
Ronald Armstrong             118,750       55,000       55,000       118,750            *
Ronald L. Blach               62,692       50,000       50,000        62,692            *
Michael S. Barish                 --      100,000      100,000            --           --
Margaret Bathgate                 --       25,000       25,000            --           --
Steven M. Bathgate IRA,
   Delaware Charter Guarantee
   & Trust Co. as custodian       --       55,000       55,000            --           --
Larry Baucke & Laurie Baucke      --      200,000      200,000            --           --
William C. Bensler                --       50,000       50,000            --           --
Larry E. & Terryl A. Benson       --       16,000       16,000            --           --
Ruth Bluhm and Gary Bluhm         --       12,500       12,500            --           --
Gary and Theresa Boening          --       50,000       50,000            --           --
Alvin R. Bonnette, Trustee        --      100,000      100,000            --           --
Gary A. and Linda J. Brauns       --       37,500       37,500            --           --
Joseph P. Brophy                  --      100,000      100,000            --           --
Brothers LLC                      --       50,000       50,000            --           --
William J. Brucham, IRA        5,000       20,000       20,000         5,000           --
The Burns Partnership, LLC        --      200,000      200,000            --           --
Busha Investments LLC             --      100,000      100,000            --           --
Butera Family Trust               --       75,000       75,000            --           --
C & R Industries Inc.             --       25,000       25,000            --           --
Rodney D. Cerny IRA,
   Delaware Charter Guarantee
   & Trust Co. as custodian       --       25,000       25,000            --           --
Lawrence Chimerine IRA,
   CGMI as custodian          15,889       12,500       12,500        15,889            *
Michael and Teri Cox-Baldwin
   2003 Family Trust              --       50,000       50,000            --           --
John E. & Patricia E. Crowley     --       25,000       25,000            --           --
Charles Curtis                    --       50,000       50,000            --           --
D&P Kelsall Family LLLP           --       25,000       25,000            --           --
Leslie W. David Trust             --       50,000       50,000            --           --
Glen S. Davis                     --       12,500       12,500            --           --
Diamond S DGT Trust               --      100,000      100,000            --           --
Michael E. Donnelly               --        5,087        5,087            --           --
Duncan Family Trust 1997          --      100,000      100,000            --           --

                                      Shares Issuable                  Share      Percentage
                                       Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling              Shares    of Series     be sold in       After        After
 Shareholder (1)              Owned    C Warrants    this Offering  Offering (2)   Offering
----------------              -----  -------------  -------------  ------------   ---------

William Max Duncan &
  Kathleen Ann Duncan            --      200,000      200,000            --           --
James B. Edson                   --       50,000       50,000            --           --
Betty B. Fisher and
  William R. Fisher              --       50,000       50,000            --           --
Robert B. Fisher
  Revocable Trust                --      250,000      250,000            --           --
Elaine Foe                       --       50,000       50,000            --           --
Eric Gagne                       --       50,000       50,000            --           --
Johnny Galbraith                 --       50,000       50,000            --           --
Roland & Cynthia Gentner         --       50,000       50,000            --           --
John D. Gibbs                    --      125,000      125,000            --           --
Kim J. Gloystein IRA, Delaware
  Charter Guarantee & Trust
  Co. as custodian               --       10,000       10,000            --           --
GrassRoutes                      --       50,000       50,000            --           --
Cynthia & Rose Greenfield     5,000       10,000       10,000         5,000            *
Zenas N. Gurley              75,452       25,000       25,000        75,452            *
Michele Hannan                   --       50,000       50,000            --           --
Dennie C. Harms               9,375       25,000       25,000         9,375            *
Geraldine Haukos                 --       75,000       75,000            --           --
Jan Haukos                       --       50,000       50,000            --           --
Kim Haukos                       --       50,000       50,000            --           --
Jack P. Herick                   --       10,000       10,000            --           --
Debra Herman                     --      100,000      100,000            --           --
Herman Enterprises, LLC          --      150,000      150,000            --           --
Robyne L. Huebner &
  James W. Huebner               --        5,000        5,000            --           --
Wayne Huepenbecker               --       50,000       50,000            --           --
William & Cheryl Hughes
  Family Trust                   --      100,000      100,000            --           --
Iiams Family Trust               --       13,750       13,750            --           --
Judith C. Jacobsen Trust         --       50,000       50,000            --           --
John P. Jenkins IRA, Delaware
  Charter Guarantee & Trust Co.  --       12,500        12,500           --
Greg A. Jones                    --       50,000       50,000            --           --
Jung Capital Partners LLLP       --       50,000       50,000            --           --
Grace Kenkel Revocable Trust     --       25,000       25,000            --           --
Stephanie L. Kenkel &
   David A. Kenkel               --       25,000       25,000            --           --
The Kleemann Family 2004
   Revocable Trust               --       50,000       50,000            --           --
Bruce Kramer                134,928       25,000       25,000       134,928            *


                                      Shares Issuable                  Share      Percentage
                                       Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling              Shares    of Series     be sold in       After        After
 Shareholder (1)              Owned    C Warrants    this Offering  Offering (2)   Offering
----------------              -----  -------------  -------------  ------------   ---------

Kimberly Krause IRA, Sterling
  Trust as custodian             --       24,913        24,913            --           --
Jon B. Kruljac &
   Teri E. Kruljac               --       25,000        25,000            --           --
Alan Kurus, IRA, Delaware
  Charter Guarantee & Trust
  as custodian                   --       50,000        50,000            --           --
Gayle M. Laufer
  Revocable Trust                --       25,000        25,000            --           --
Wayne L. Laufer
   Revocable Trust               --      250,000       250,000            --           --
Lazarus Investment
   Partners LLLP                 --      500,000       500,000            --           --
Brian Lewand                     --       50,000        50,000            --           --
Christopher R. Lewand            --       50,000        50,000            --           --
Paul W. Lewis                    --       50,000        50,000            --           --
Robert M. Liess                  --       25,000        25,000            --           --
Lighthouse Capital LTD           --       51,750        51,750            --           --
Lucas Family Trust               --       35,000        35,000            --           --
Kent J. Lund IRA, Delaware
 Charter Guarantee & Trust
 Co.as custodian                 --       10,000        10,000            --           --
M&L Cattle Co.                   --      100,000       100,000            --           --
M & T Farms LLC                  --       50,000        50,000            --           --
Ronald & Patricia Mack           --       12,000        12,000            --           --
James A. Maisano                 --       25,000        25,000            --           --
Mario Mapelli                    --       50,000        50,000            --           --
Richard Martin                   --       25,000        25,000            --           --
John Marx                        --       12,500        12,500            --           --
Eugene C. McColley IRA,
 Delaware Charter Guarantee
 & Trust Co. as custodian        --       16,000        16,000            --           --
Robert F. McCullough Jr.         --       75,000        75,000            --           --
Jerry McPherson              25,000       50,000        50,000        25,000            *
Lelya J. Menscher                --       25,000        25,000            --           --
Wilbert L. Miles             15,926       12,500        12,500        15,926            *
Robert N. Miller             20,000       15,000        15,000        20,000            *
Peter J. Mindock                 --      100,000       100,000            --           --
H. Steven Mishket                --       10,000        10,000            --           --
MJ Energy, LLC                   --       50,000        50,000            --           --
Paul Montanarella                --       22,000        22,000            --           --
Paul Montanarella IRA,
  Sterling Trust as custodian    --       11,000        11,000            --           --
William D. Moreland          43,466      320,000       320,000        43,466            *

                                      Shares Issuable                  Share      Percentage
                                       Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling              Shares    of Series     be sold in       After        After
 Shareholder (1)              Owned    C Warrants    this Offering  Offering (2)   Offering
----------------              -----   --------------  ------------- ------------   ---------

David R. Morgan                  --       25,000         25,000            --           --
Mundon Anticline
 Investment, LLC                 --       50,000         50,000            --           --
Joseph W. Newton             25,000      100,000        100,000        25,000            *
Bernard Orsi and Sandra Orsi     --       50,000         50,000            --           --
Mary Jane Peck IRA, Delaware
  Charter Guarantee & Trust
  as custodian                   --       50,000         50,000            --           --
Jerry W. Peterson IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian                   --        7,500          7,500            --           --
Shane T. Petersen &
  Kathrine M. Petersen           --        5,000          5,000            --           --
Sharon L. Pitkin Trust, Southwest
  Securities, Inc. as custodian  --       50,000          50,000           --           --
Steven D. Plissey IRA,
  Delaware Charter Guarantee &
  Trust Co. as custodian      7,500       10,000          10,000         7,500            *
Pooling Effect LLC               --      100,000         100,000            --           --
Roger Prenzlow and
Vicki Prenzlow                   --       12,500          12,500            --           --
Professional Project Mgmt, Inc.,
  DBP Sandra S. Burcham &
  William J. Burcham          5,000       25,000          25,000         5,000            *
Proteus Cap 401 (K) Plan,
  Colorado State Bank &
  Trust as custodian             --       25,000          25,000            --           --
Joe Raith                        --      100,000         100,000            --           --
Beth A. Reid                     --       50,000          50,000            --           --
Jason David Reid                 --       50,000          50,000            --           --
Ruben Roy Richardson        379,795      250,000         250,000       379,795            *
J.W. Roth                        --       12,500          12,500            --           --
Earl W. Sauder Irrevocable
   Trust                         --       50,000          50,000            --           --
The Earl W. Sauder, LLC          --      100,000         100,000            --           --
Stephen L. Sauder                --       50,000          50,000            --           --
Sauder Family LLC                --       25,000          25,000            --           --
George F. or Mary Clare Schmitt  --      100,000         100,000            --           --
Jon F. Schutz                    --       37,500          37,500            --           --
Daniel V. Seedorf            15,625       12,500          12,500        15,625            *
Roger Seedorf                    --       12,500          12,500            --           --
H.L. Severance, Inc. Pension
   Plan and Trust                --       75,000          75,000            --            *

                                      Shares Issuable                  Share      Percentage
                                       Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling              Shares    of Series     be sold in       After        After
 Shareholder (1)              Owned    C Warrants    this Offering  Offering (2)   Offering
----------------              -----  -------------  -------------  ------------   ---------

H. L. Severance Inc.
  Profit Sharing Plan
  & Trust                        --       12,500          12,500            --           --
H. Leigh Severance               --       80,000          80,000            --           --
George L. Seward Alternative
   Energy LLC                    --       87,500          87,500            --           --
George L. Seward          1,248,161      350,000         350,000     1,248,161         2.3%
Karen Seward                 40,411       25,000          25,000        40,411            *
David C. Shatzer                 --       70,000          70,000            --           --
Michael V. and Lori D. Shoop     --      100,000         100,000            --           --
Roy G. Shuman                    --       18,000          18,000            --           --
Roy G. Shuman, Equity Trust
  Co. dba Sterling Trust as
  custodian                      --       32,000          32,000            --           --
Jolie Slaton                     --       25,000          25,000            --           --
John H. Staiano IRA, Delaware
  Charter Guarantee & Trust Co.
  as custodian               70,000       50,000          50,000        70,000            *
Alva Terry Staples               --       15,000          15,000            --           --
Stucky Red Bluff, Inc.           --       25,000          25,000            --           --
Jo Svihorec IRA, Southwest
  Securities Inc. as custodian   --       25,000          25,000            --           --
Steven A Thorn &
   Letha M. Thorn            15,930       12,500          12,500        15,930            *
William S. Vann                  --       25,000          25,000            --           --
Lazaros and Patricia C. Voreadis --       25,000          25,000            --           --
W&O Enterprises LLC              --        5,000           5,000            --           --
Stephanie Kulbacki-Welton    12,725       10,000          10,000        12,725            *
Michael Williams                 --       10,000          10,000            --           --
James H.B. Wilson Testamentary
   Trust                         --       12,500          12,500            --           --
Jeffrey S. and Rhonda S. Wolff   --       50,000          50,000            --           --
Wooden Spoon Limited
  Partnership                    --       25,000          25,000            --           --
YuCo Energy LLC                  --      275,000         275,000            --           --
Alan Budd Zuckerman              --        5,000           5,000            --           --
John W. Zurbrigen                --       25,000          25,000            --           --
4X4 LLC                          --       50,000          50,000            --           --
                              -----    ---------       ---------
                                       8,970,000       8,970,000
                                       =========       =========

* Less than 1%

(1) See the information following this table for details on the controlling persons for the non-individual selling shareholders.

(2)  Assumes the sale of all shares that may be sold under this prospectus.

Securities Issuable Upon Exercise of Series D Warrants

                                 Shares Issuable                  Share      Percentage
                                  Upon Exercise   Shares to     Ownership    Ownership
 Name of Selling         Shares    of Series     be sold in       After         After
 Shareholder (1)         Owned    D Warrants    this Offering  Offering (3)    Offering
----------------          -----  -------------  -------------  ------------   ---------

 CapWest Securities, Inc.  --         1,058        1,058            --            --
 David Drennen             --        18,080       18,080            --            --
 John Jung                 --         1,875        1,875            --            --
 Jon B. Kruljac            --       300,000      300,000            --            --
 Gene McColley             --         1,116        1,116            --            --
 Morris McDonald           --           938          938            --            --
 WMS Enterprises, LLC      --         2,931        2,931            --            --
                                    -------      -------
                                    325,998      325,998
                                    =======      =======

Investor Relations Consultant

     In July 2012 we issued a warrant to the Liolios Group, an investor relations consultant. The warrant entitles the holder to purchase 25,000 shares of our common stock at any time prior to September 30, 2015 and 25,000 shares of our common stock at any time prior to December 31, 2015. The warrant may be exercised at a price of $2.69 per share.

Other Selling Shareholders

     Following their issuance, the following persons exercised Series C or D warrants and are offering for the sale, by means of this prospectus, the shares of common stock they received upon the exercise of the warrants.

                          Shares                       Shares      Percentage
                          Owned       Shares to        Owned       Ownership
    Name of               Prior to    be sold in       After       After
Selling Shareholder       Offering    this Offering    Offering    Offering
-------------------      ----------   --------------   ---------   ----------
William J. Burchman, Jr.   5,000          5,000           --           --
Zenas N. Gurley           75,452         75,452           --           --
Michael J. Morgan          3,771          3,771           --           --
Anthony B. Petrelli       16,639         16,639           --           --
                         -------        -------
                         100,862        100,862
                         =======        =======

(1) See the information following this table for details on the controlling persons for the non-individual selling shareholders.

(2) The placement agent subsequently assigned the Series D warrants to a number of its registered representatives and employees, as well as selected dealers participating in the private offering. The selected dealers, in turn, assigned most of the Series D warrants to a number of their registered representatives and employees.

(3)  Assumes the sale of all shares that may be sold under this prospectus.

     The controlling persons of the non-individual selling shareholders are:

           Name of Shareholder                   Controlling Person
           -------------------                   ------------------

           Accredited Members, Inc.              Kent Kiefer
           Anchor Ventures, LLC                  Anne Wenaas
           Brothers LLC                          William T Ahlborg
           The Burns Partnership, LLC            David A Burns
           Busha Investments LLC                 Donald C. Busha
           C & R Industries Inc.                 Richard Cruickshank
           D&P Kelsall Family LLLP               Pamela Kelsall
           Diamond S DGT Trust                   Scott W. Sparkman
           Grass Routes                          Scott Lee
           Herman Enterprises, LLC               Benjamin Herman
           Jung Capital Partners LLLP            Jon Jung
           Lazarus Investment Partners LLLP      Justin Borus
           Lighthouse Capital LTD                Carl Caserta
           M&L Cattle Co.                        Steve Winger
           M & T Farms LLC                       Thomas L. Goding
           MJ Energy, LLC                        Michael P. McNamara
           Mundon Anticline Investment, LLC      Kent E. Mundon-
           Pooling Effect LLC                    Constance M. Sacco
           Professional Project Mgmt, Inc.       William J. & Sandra S. Burcham
           The Earl W. Sauder, LLC               Bobbie L. Agler
           Sauder Family LLC                     Steven L. Sauder
           George L. Seward Alternative
              Energy LLC                         George L Seward
           Stucky Red Bluff, Inc.                Judith Jacobsen
           W&O Enterprises LLC                   Christopher S. Wrolstad
           Wooden Spoon Limited Partnership      Robert A. Ingalls
           YuCo Energy LLC                       Mark Roth
           4X4 LLC                               Tim Warde
           CapWest Securities, Inc.              Chris Wrolstad
           WMS Enterprises, LLC                  Dale Hall

Relationships

     With the exception of Ed Holloway, William E. Scaff, Jr., George Seward, and Jon Kruljac, each of whom is currently an officer or director, no selling shareholder has, or had, any material relationship with us, or our officers or directors.

     CapWest Securities, Inc. is a securities broker.

     To our knowledge, the following persons are affiliated with a securities broker:

         Morris McDonald
         Zenas N. Gurley
         Anthony B. Petrelli

                              PLAN OF DISTRIBUTION

     The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.

     The shares of common stock may be sold by one or more of the following methods, without limitation:

     o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    direct   transactions   between  sellers  and  purchasers   without  a
          broker/dealer.

     In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling shareholders can presently estimate the amount of such compensation. Notwithstanding the above, we do not believe that any FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

     The securities may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

     o    in the over-the-counter market;

     o    otherwise   than   on   such   exchanges   or   services   or  in  the
          over-the-counter market;

     o through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

     o    through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the securities in the course of hedging their positions. The selling shareholders may also sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell securities.

     At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling shareholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers. In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares we will file a supplement to this prospectus.

     We cannot be certain that any selling shareholder will sell any or all of the securities pursuant to this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any security covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling shareholders and any other person participating in the sale of the securities will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have  agreed to  indemnify  the  selling  shareholders  against  certain liabilities, including liabilities under the Securities Act, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is a part, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

     The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is a part, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to us through an instrument duly executed by such selling shareholder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Our borrowing arrangement contains terms that require the lenders to approve cash dividend payments. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Warrants

     See the "Selling Shareholders" section of this prospectus for information concerning our outstanding warrants.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South, Suite 430
      Denver, Colorado 80209
      Phone: 303-282-4800
      Fax:  303-282-5800

                                 INDEMNIFICATION

     Our bylaws authorize indemnification of directors, officers, employees or agents against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding public companies. The address of that site is http://www.sec.gov.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                  Synergy Resources Corporation
                  20203 Highway 60
                  Platteville, CO 80651
                  (970) 737-1073

     The following documents have been filed with the Commission and are incorporated by reference into this prospectus:

     o Annual Report on Form 10-K for the fiscal year ended August 31, 2012 filed on November 14, 2012;

     o    8-K Reports filed on:
             September 24, 2012
             October 24, 2012
             October 25, 2012
             November 9, 2012
             November 14, 2012
             December 3, 2012
             December 3, 2012
             December 7, 2012
             January 10, 2013
             January 28, 2013
             February 14, 2013
             March 7, 2013
             March 12, 2013
             March 19, 2013
             April 5, 2013
             April 9, 2013

     o    Report on Form 10-Q for the three months ended November 30, 2012.

     o    Report on Form 10-Q for the six months ended February 28, 2013.

     o    Description  of  our  common  stock  contained  in  our   registration
          Statement on Form 8-A filed on July 19, 2011.

     All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

                                  LEGAL MATTERS

     Certain legal matters with respect to the securities offered hereby will be passed upon for us by Hart & Hart LLC, Denver, Colorado.

                                     EXPERTS

     The financial statements of Synergy Resources Corporation as of and for the years ended August 31, 2012 and 2011 incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of EKS&H, LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The information relating to our oil and natural gas reserves, as of August 31, 2012 and August 31, 2011, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from letters dated November 2, 2012 and October 13, 2011, respectively, evaluating our oil and natural gas properties, prepared by Ryder Scott Company, L.P., our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and natural gas industry.

                                TABLE OF CONTENTS
                                                                            Page
PROSPECTUS SUMMARY ...................................................
RISK FACTORS  ........................................................
SELLING SHAREHOLDERS..................................................
DESCRIPTION OF SECURITIES.............................................
INDEMNIFICATION.......................................................
AVAILABLE INFORMATION.................................................

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Synergy Resources Corporation. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                                     PART II
                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

     The following table shows the costs and expenses payable by the Company in connection with this registration statement.

         SEC Filing Fee                                         $10,383
         Legal Fees and Expenses                                 30,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   4,617
                                                                -------
                  TOTAL                                         $55,000
                                                                =======

     All expenses other than the SEC filing fee are estimated.

Item 15. Indemnification of Officers and Directors

     The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 16. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibits

1.1 Purchase Agreement, dated as of December 16, 2011, by and between Synergy Resources Corporation and Northland Securities, Inc., acting severally on behalf of itself and the underwriters named in Schedule I thereto (1)

3.1.1 Articles of Incorporation (2)

3.1.2 Amendment to Articles of Incorporation (1)

3.1.3 Bylaws

4.1   Form of Common Stock Certificate (1)

5.1   Opinion of Hart & Hart, LLC

10.1  Employment Agreement with Ed Holloway (3)

10.2  Employment Agreement with William E. Scaff, Jr. (3)

10.3  Administrative Services Agreement (4)

10.4  Agreement regarding Conflicting Interest Transactions (4)

10.5  Consulting Services Agreement with Raymond McElhaney and Bill Conrad (5)

10.6.1 Form of Convertible Note (5)

10.6.2 Form of Subscription Agreement (5)

10.6.3 Form of Series C Warrant (5)

10.6.4 Form of Series D Warrant

10.6.5 Liolios Group Warrant

10.7 Purchase and Sale Agreement with Petroleum Exploration and Management, LLC (wells, equipment and well bore leasehold assignments) (5)

10.8 Purchase and Sale Agreement with Petroleum Management, LLC (operations and leasehold) (5)

10.9  Purchase and Sale Agreement with Chesapeake Energy (5)

10.10 Lease with HS Land & Cattle, LLC (5)

10.11 Employment Agreement with Frank L. Jennings (6)

10.12 Purchase and Sale Agreement with Petroleum Exploration and Management, LLC (7)

10.13 Loan Agreement with Bank of Choice (presently known as Community Banks of Colorado) (8)

10.14 Purchase and Sale Agreement with DeClar Oil & Gas, Inc. and Wolf Point Exploration, LLC (9)

10.15 Amendment to Line of Credit Agreement (10)

10.16 Amendment #2 to Loan Agreement (12)

10.17 Purchase and Sale Agreement with ORR Energy LLC (Weld County, Colorado oil and gas property) (12)

23.1   Consent of Hart & Hart LLC

23.2   Consent of EKS&H LLLP

23.3   Consent of Ryder Scott Company, L.P.

99     Report of Ryder Scott Company, L.P. (13)

-----------

1 Incorporated by reference to the same exhibit filed with the Company's report on Form 8-K filed on December 16, 2011.

2 Incorporated by reference to the same exhibit filed with the Company's registration statement on Form SB-2, File #333-146561. - NTD: Intend to file current bylaws?

3 Incorporated by reference to the same exhibit filed with the Company's transition report on Form 8-K for the period ended August 31, 2008.

4 Incorporated by reference to the same exhibit filed with the Company's transition report on Form 10-K for the year ended August 31, 2008.

5 Incorporated by reference to the same exhibit filed with the Company's report on Form 10-K/A filed on June 3, 2011. - NTD: Need to file forms of Series D warrants? Investor Relations warrants?

6 Incorporated by reference to the same exhibit filed with the Company's report on Form 8-K filed on June 24, 2011.

7 Incorporated by reference to Exhibit 10.12 filed with the Company's report on Form 8-K filed on August 5, 2011.

8 Incorporated by reference to Exhibit 10.13 filed with the Company's report on Form 8-K filed on December 2, 2011.

9 Incorporated by reference to Exhibit 10.14 filed with the Company's report on Form 8-K filed on February 23, 2012.

10 Incorporated by reference to Exhibit 10.15 filed with the Company's report on Form 8-K filed on April 25, 2012.

11 Incorporated by reference to Exhibit 14 filed with the Company's report on Form 8-K filed on July 22, 2011.

12 Incorporated by reference to the same exhibit filed with the Company's report on Form 8-K filed on October 25, 2012.

13 Incorporated by reference to the same exhibit filed with the Company's report on Form 10-K filed on November 14, 2012.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section l0 (a)(3) of the Securities Act:

     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B:

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Platteville, state of Colorado, on May 3, 2013.

                                    SYNERGY RESOURCES CORPORATION

                                    By:  /s/ Ed Holloway
                                         -------------------------------
                                         Ed  Holloway, Principal Executive
                                            Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                             Date

/s/ Ed Holloway                  Principal Executive               May 3, 2013
----------------------         Officer and a Director
Ed Holloway

/s/ William E. Scaff, Jr       Executive Vice President,           May 3, 2013
----------------------     Secretary, Treasurer, and a Director
William E. Scaff, Jr.

/s/ Frank L. Jennings            Principal Financial               May 3, 2013
----------------------         and Accounting Officer
Frank L. Jennings


/s/ Rick Wilber                     Director                       May 3, 2013
----------------------
Rick Wilber

                                    Director
----------------------
Raymond E. McElhaney

                                    Director
----------------------
Bill M. Conrad

                                    Director
----------------------
R.W. Noffsinger, III

/s/ George Seward                   Director                       May 3, 2013
----------------------
George Seward

                                    EXHIBITS


                          SYNERGY RESOURCES CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3